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                                                                    EXHIBIT 99.1

                      [WESTPORT RESOURCES CORPORATION LOGO]

                         WESTPORT RESOURCES CORPORATION
                            1670 BROADWAY, SUITE 2800
                             DENVER, COLORADO 80202


WESTPORT COMMENCES PRIVATE PLACEMENT OF $300 MILLION OF SENIOR SUBORDINATED
NOTES

Denver, Colorado, December 2, 2002 - Westport Resources Corporation (NYSE:WRC) announced today that it intends to commence an offering of $300 million of 8.25% Senior Subordinated Notes due 2011 through a private placement pursuant to Rule 144A. The notes are being offered as additional debt securities under an indenture pursuant to which on November 5, 2001, the Company issued $275 million of 8.25% Senior Subordinated Notes due 2011. The offering of the notes, which is subject to market and other conditions, will be made within the United States only to qualified institutional buyers, and outside the United States to non-U.S. investors.

Westport intends to use the net proceeds of the note offering to finance, in part, the recently announced acquisition of natural gas properties and midstream gathering and compression assets in Utah.

The notes have not been registered under the Securities Act of 1933 or applicable state securities laws, and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act and applicable state laws. This announcement shall not constitute an offer to sell or a solicitation of an offer to buy.

Westport is an independent energy company engaged in oil and natural gas exploitation, acquisition and exploration activities primarily in the Gulf of Mexico, the Rocky Mountains, Permian Basin/Mid-Continent and the Gulf Coast.

Contact information: Lon McCain or Jonathan Bloomfield at (303) 573-5404.

FORWARD - LOOKING STATEMENTS

This release includes "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements include estimates, plans, expectations, opinions, forecasts, projections, guidance or other statements that are not statements of fact, such as anticipated dates of first production, estimated reserves, projected drilling and development activity, projected production, and projected property sales. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct. There are many factors that could cause forward-looking statements not to be correct, including the risks and uncertainties inherent in the Company's business and other cautionary statements set forth in the filings of the Company



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with the Securities and Exchange Commission, including without limitation the
Company's most recent Annual Report on Form 10-K. These risks include, among others, oil and gas price volatility, availability of services and supplies, operating hazards and mechanical failures, uncertainties in the estimates of proved reserves and in projections of future rates of production and timing of development expenditures, environmental risks, regulatory changes, general economic conditions, and the actions or inactions of third-party operators. The Company does not undertake any obligation to update any forward-looking statements contained in this release.